Exhibit (e.3)

      AMENDED AND RESTATED DISTRIBUTION AGREEMENT
                        between
                Grand Prix Funds, Inc.
                          and
           T.O. Richardson Securities, Inc.


     THIS AGREEMENT is made effective as of the 29th day of December, 2000, by and between Grand Prix Funds, Inc., a Maryland Corporation (the "Company") and T.O.
Richardson Securities, Inc., a corporation organized and existing under the laws of the State of Connecticut
("TORS").

     WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940
Act"), as an open-end management investment company, and has registered one or more distinct series of shares of common stock ("Shares") for sale to the public under the Securities Act of 1933, as amended
(the "1933 Act"), and will qualify its shares for sale to the public under various state securities laws; and

     WHEREAS, TORS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended
(the "1934 Act") and under each state's securities laws, and is also a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

     WHEREAS, the Company desires to retain TORS as principal underwriter and national distributor in connection with the offering and sale of the Shares of each series listed on Schedule A (as amended from time to time) to this Agreement and TORS is willing to act as principal underwriter and national distributor for the Company on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Appointment. The Company hereby appoints TORS as its agent to be the principal underwriter and national distributor of its Shares and to hold itself out as available to receive and accept orders for the purchase and redemption of the Shares on behalf of the Company, subject to the terms and for the period set forth in this Agreement. TORS hereby accepts such appointment and agrees to act hereunder. The Company understands that any solicitation activities conducted on behalf of the Company will be conducted primarily by employees of the Company's sponsor who shall become registered representatives of TORS.

     2.  Services and Duties of TORS

     (a) TORS agrees to distribute Shares on a best efforts basis from time to time during the term of this Agreement as agent for the Company and upon the terms described in the Registration Statement. As used in this Agreement, the term "Registration Statement" shall mean the currently effective registration statement of the Company, and any supplements thereto, under the 1933 Act and the 1940 Act.

     (b) TORS, with the operational assistance of the Company's transfer agent, will hold itself available to receive purchase and redemption orders satisfactory to TORS and will accept such orders on behalf of the Company. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

     (c) TORS, with the operational assistance of the Company's transfer agent, shall make Shares available through the National Securities Clearing Corporation's
Fund/SERV System.

     (d)  TORS and its registered personnel shall
provide to investors and potential investors only such information regarding the Company as the Company shall provide or approve. TORS shall review and file all proposed advertisements and sales literature with regulators, as appropriate, and consult with the Company regarding any comments provided by regulators with respect to such materials.

     (e) The offering price of the Shares shall be the price determined in accordance with, and in the manner set forth in, the most-current Prospectus. The Company shall make available to TORS a statement of each computation of net asset value and the details of entering into such computation.

     (f)  TORS in its sole discretion may repurchase
Shares offered for sale by the shareholders.
Repurchase of Shares by TORS shall be at the price determined in accordance with, and in the manner set forth in, the most current Prospectus. At the end of each business day, TORS shall notify, by any appropriate means, the Company and its transfer agent of the orders for repurchase of Shares received by TORS since the last such report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchase. The Company reserves the right to suspend such repurchase right upon written notice to TORS. TORS further agrees to act as agent for the Company to receive and transmit promptly to the Company's transfer agent shareholder requests for redemption of Shares.

     (g)  TORS shall not be obligated to sell any
certain number of Shares.

     (h) TORS shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

     (i) TORS shall at all times during the term of this Agreement remain registered as a broker-dealer under the 1934 Act and with all 50 states, and shall also remain a member in good standing of the NASD.
TORS shall immediately notify the Company in writing if it receives written notification that such registrations or membership have been temporarily or permanently suspended, limited or terminated.

     (j) TORS will serve as licensing/regulatory agent for employees and other personnel of the Company's sponsor, Target Investors, Inc., who will be registered as broker-dealer representatives of TORS.

     3.  Duties of the Company.

     (a) The Company shall keep TORS fully informed of its affairs and shall provide to TORS from time to time copies of all information, financial statements, and other papers that

TORS may reasonably request for use
in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Company by its independent public accountant and such reasonable number of copies of the most current Prospectus, Statement of Additional Information ("SAI"), and annual and interim reports as TORS may request, and the Company shall fully cooperate in the efforts of TORS to distribute and arrange for the distribution of Shares.

     (b)  The Company shall maintain a currently
effective Registration Statement on Form N-1A with the Securities and Exchange Commission (the "SEC"), satisfy proper notice filing and fee payment provisions of applicable states and file such reports and other documents as may be required under applicable federal and state laws. The Company shall notify TORS in writing of the states in which the Shares may be sold and shall notify TORS in writing of any changes to such information. The Company shall bear all expenses related to preparing and typesetting such Prospectuses, SAI and other materials required by law and such other expenses, including printing and mailing expenses, related to the Company's communication with persons who are shareholders.

     (c) The Company shall not use any advertisements or other sales materials that have not been (i) submitted to TORS for its review and approval, and (ii) if required, filed with the appropriate regulators.

     (d) The Company represents and warrants that its Registration Statement and any advertisements and sales literature (excluding statements relating to TORS and the services it provides that are based upon written information furnished by TORS expressly for inclusion therein) of the Company shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to TORS pursuant to Section 3(a) hereof, shall be true and correct in all material respects.

     4.  Other Company Operating Agreements.  The
Company and TORS further agree that the Company has entered into the Fund Administration Servicing
Agreement, Fund Accounting Servicing Agreement,
Transfer Agent Servicing Agreement and Custodian
Servicing Agreement with Firstar Mutual Fund Services,
LLC of Milwaukee, Wisconsin ("FMFS"), copies of which are in the hands of the parties hereto and to which reference may be had (which agreements are herein collectively referred to as the "Fund Operating
Agreements.")  The Company agrees to maintain the Fund
Operating Agreements in effect during the term of this Agreement. The parties hereto agree that TORS is a third party beneficiary to the Fund Operating
Agreements and that portions of the duties and services to be provided by TORS hereunder can be performed by FMFS for TORS' and the Company's benefit. The Company shall be responsible for all amounts due under the Fund
Operating Agreements and TORS shall not be responsible for duplication of duties or services provided for in the Fund Operating Agreements or any fees or expenses thereunder. Furthermore, TORS has entered into an exclusive servicing agreement with FMFS.

     5. Other Broker-Dealers. TORS in its discretion shall enter into agreements to sell Shares to such registered and qualified retail dealers, as reasonably requested by the Company. In making agreements with such dealers, TORS shall act only as principal and not as agent for the Company. The form of any such dealer agreement shall be mutually agreed upon and approved by the Company and TORS.

     6. Withdrawal of Offering. The Company reserves the right at any time to withdraw all offerings of any or all Shares by written notice to TORS at its principal office. No Shares shall be offered by either
TORS or the Company under any provisions of this Agreement and no orders for the purchase of Shares hereunder shall be accepted by the Company if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC.

     7.  Services Not Exclusive.  The services
furnished by TORS hereunder are not to be deemed exclusive. TORS shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. The Company reserves the right to (i) sell Shares to investors on applications received and accepted by the Company; (ii) issue Shares in connection with a merger, consolidation, or recapitalization of the Company;
(iii) issue additional Shares to holders of Shares; or
(iv) issue Shares in connection with any offer of exchange permitted by Section 11 of the 1940 Act.

     8. Expenses of the Company. The Company shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Company including, but not limited to, (i) fees and disbursements of its counsel and independent public accountant; (ii) the preparation, filing, and printing of Registration Statements and/or
Prospectuses or SAIs; (iii) the preparation and mailing of annual and interim reports, Prospectuses, SAIs, and proxy materials to shareholders; (iv) such other expenses related to the communications with persons who are shareholders of the Company; and (v) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Company pursuant to the Paragraph 3(b) hereof, and the costs and expenses, payable to each jurisdiction for continuing qualification therein. In addition, the Company shall, bear all costs of preparing, printing, mailing, and filing any advertisements and sales literature. TORS does not assume responsibility for any expenses not assumed hereunder.

     9.  Compensation.  As compensation for the
services performed and the expenses assumed by TORS under this Agreement including, but not limited to, any commissions paid for sales of Shares, TORS shall be entitled to the fees and expenses set forth in Schedule
B to this Agreement which are payable promptly after the last day of each month. Such fees shall be paid to TORS by the Company pursuant to its Rule 12b-1 plan or, if Rule 12b-1 payments are not sufficient to pay such fees and expenses, or if the Rule 12b-1 plan is discontinued, or if the Company's sponsor, Target
Investors, Inc. otherwise determines that Rule 12b-1 fees shall not, in whole or in part, be used to pay
TORS, Target Investors, Inc. shall be responsible for the payment of the amount of such fees not covered by Rule 12b-1 payments and shall promptly remit payment to TORS for such amounts.

     10.  Status of TORS.  TORS is an independent
contractor and shall be agent of the Company only with respect to the sale and redemption of Shares.

     11.  Indemnification.

     (a) The Company agrees to indemnify, defend, and hold TORS, its officers, and directors, and any person who controls TORS within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, or liabilities, and expenses
(including the cost of investigating or defending such claims, demands, liabilities, and any counsel fees incurred in connection therewith) that TORS, its officers and directors, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any (i) alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, SAI, or sales literature; (ii) alleged omission to state a material fact required to be stated in the Company's registration statement or necessary to make the statements therein not misleading; or (iii) failure by the Company to comply with the terms of the Agreement;
provided, that in no event shall anything contained herein be so construed as to protect TORS against any liability to the Company or its shareholders to which TORS would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

     (b) The Company shall not be liable to TORS under this Agreement with respect to any claim made against TORS or any person indemnified unless TORS or other such person shall have notified the Company in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon TORS or such other person (or after TORS or other person shall have received notice of service on any designated agent). However, failure to notify the Company of any claim shall not relieve the Company from any liability that it may have to TORS or any person against whom such action is brought otherwise than on account of this Agreement.

     (c) The Company shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this Agreement. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Company does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. The Company agrees to promptly notify TORS of the commencement of any litigation or proceedings against it or any of its officers and directors in connection with the issuance or sale of any of its Shares.

     (d) TORS agrees to indemnify, defend, and hold the Company, its officers and directors, and any person who controls the Company within the meaning of Section
15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses
(including the cost of investigating or defending against such claims, demands or liabilities, and any counsel fees incurred in connection therewith) that the Company, its directors and officers, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, resulting from TORS' willful misfeasance, bad faith, or gross negligence in the performance of its obligations and duties under this Agreement, or arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by TORS to the Company for use in the Registration Statement, Prospectus, or SAI arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in any such document or necessary to make such information not misleading.

     (e) TORS shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if TORS elects to assume the defense, the defense shall be conducted by counsel chosen by TORS and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that TORS elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If TORS does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

     12.  Duration and Termination.

     (a) This Agreement shall become effective on the date first written above or such later date as indicated in Schedule A and, will continue in effect for a minimum of one year from the above written date.
Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Company's Board of Directors who are neither interested persons (as defined in the 1940 Act) of the Company or TORS ("Independent Directors") cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Company.

     (b) Notwithstanding the foregoing, this Agreement may be terminated in its entirety at any time, without the, payment of any penalty, by vote of the Board of Directors, by vote of a majority of the Independent
Trustees, or by vote of a majority of the outstanding voting securities of the Company on sixty days' written notice to TORS or by TORS at any time, without the payment of any penalty, on sixty days' written notice to the Company. This Agreement will automatically terminate in the event of its assignment.

     13. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.
This Agreement may be amended with the approval of the Board of Directors or of a majority of the outstanding voting securities of the Company; provided that in either case, such amendment also shall be approved by a majority of the Independent Directors.

     14.  Limitation of Liability.  The Board of
Directors and shareholders of the Company shall not be personally liable for obligations of the Company in connection with any matter arising from or in connection with this Agreement. This Agreement is not binding upon any director, officer, or shareholder of the Company individually, and no such person shall be individually liable with respect to any action or inaction resulting from this Agreement.

     15. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient upon receipt in writing at the other party's principal offices.

     16.  Miscellaneous.  The captions in this
Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This
Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms
"majority of the outstanding voting securities,"
"interested person," and "assignment" shall have the same meaning as such terms have in the 1940 Act.

     17.  Governing Law.  This Agreement shall be
construed in accordance with the laws of the State of Connecticut and the 1940 Act (without regard, however, to the conflicts of law principles). To the extent that the applicable laws of the state of Connecticut conflict with the applicable provisions of the 1940
Act, the latter shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

Target Investors, Inc./Grand Prix Funds, Inc.   T.O. Richardson Securities, Inc.

By: /s/ Robert Zuccaro                          By: /s/  Samuel Bailey, Jr.
    -------------------------                       -------------------------

Print: Robert Zuccaro                           Print: Samuel Bailey, Jr.

Title: President                                Title: President

Date: December 29, 2000                         Date: December 29, 2000

Attest: Mary Jane Boyle                         Attest: Kathleen M. Russo

                      SCHEDULE A
                        to the
                DISTRIBUTION AGREEMENT
                        between
                Grand Prix Funds, Inc.
                          and
           T.O. Richardson Securities, Inc.


     Pursuant to Section 1 of the Distribution
Agreement between Grand Prix Funds, Inc. ("Company") and T.O. Richardson Securities, Inc. ("TORS"), the
Company hereby appoints TORS as its agent to be the principal underwriter of the Company with respect to the following series effective as of the dates specified below.



             Series                      Effective Date

           Grand Prix Fund               June 15, 1999

           Super Core Fund               December 29, 2000

                      SCHEDULE B
                        to the
                DISTRIBUTION AGREEMENT
                        between
                Grand Prix Funds, Inc.
                          and
           T.O. Richardson Securities, Inc.


     As compensation for its services pursuant to
Section 9 of the Distribution Agreement between Grand
Prix Funds, Inc. ("Company") and T.O. Richardson
Securities, Inc. ("TORS"), the Company shall pay to TORS the sum of:

     1. an annual fee of $15,000 for the first series of the Company and $7,500 for each series or class thereafter or .01% (1 basis point) of the average daily net assets of each series, computed daily and paid monthly, whichever is greater;

     2. an annual compliance fee of $500 for each employee of the Company's investment adviser who is designated by the Company to become a series 6 or series 7 registered representative of TORS (compliance costs for other types of licenses may vary), as well as the ongoing license fees and incidental costs associated with such registrations;

     3.   the compensation paid by TORS to such
          registered representatives in accordance with compensation schedules, as agreed upon by TORS and the Company from time to time;

     4. the reasonable fees associated with listing and maintaining shares on the National Securities Clearing Corporation's Company/SERV System, on a "pass through" basis, as agreed upon by TORS and the Company and as reflected in the attached NSCC fee schedule, which may change without notice;

     5. incidental expenses associated with printing and distribution of advertising and sales literature;

     6. fees for legal review of advertisements and sales literature at the rate of $150 per job for the first ten pages of an advertisement and $20 per page thereafter, plus NASD filing fees which are billed on an out of pocket basis; and

     7. plus out of pocket expenses including, but not limited to travel expenses and retention of records.

     Dated: December 29, 2000

       NATIONAL SECURITIES CLEARING CORPORATION
           Mutual Fund Services Fee Schedule
                    January 1, 1999

Service     Current Fees
Fund/SERV   Membership Fee: $50 per month*
            Transaction Fee: $0.25 per side per inputted transaction.

Service     Current Fees
Networking  Membership Fee: $200 per month*
            - $0.020 per side per subaccount for funds paying dividends on a monthly basis.
            - $0.010 per side per subaccount for funds paying dividends less frequently than monthly.

            Position File Fee:
            - $1.50 per 5,000 records, in excess of twice the Networking firm's subaccounts.

Service     Current Fees
Commission  Membership Fee: $50 per month
Settlement
            Processing Fee:
            - $0.30 per hundred records, per month, for 1 to 500,000 records; there is a $50 per month minimum processing charge.
            - $0.20 per hundred records, per month, for 500,001 to 1,000,000 records.
            - $0.10 per hundred records, per month, for 1,000,001 records and above.

Service     Current Fees
Mutual      Price and Rate - No charge at this time.
Fund
Profile

*Note: For the combination of Fund/SERV and Networking only there is a cap of $200 per month. An additional data communications charge will also apply.